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                                                                   EXHIBIT 10.33

July 28, 2000


Leonard E. Post, Ph.D.


Dear Len,

On behalf of Onyx Pharmaceuticals, Inc., it is a great pleasure to offer you the position of Sr. Vice President, Research and Development, reporting to me. In this position, you will be responsible for research (small molecule and virus research), pharmacology/toxicology, clinical research, process sciences/product development (including responsibility for clinical supplies through proof of concept) and project management. In making this offer, we are expressing our enthusiastic support for the qualities you bring to continue to build Onyx's outstanding discovery and development organization.

SALARY: You will be paid biweekly at a base salary rate of $280,000 per year as well as a one time payment of $20,000. In addition, you will be eligible for the management bonus program.

STOCK: Given the importance of your role and my confidence in your abilities, and subject to approval by our Board of Directors, you will be granted 180,000 options to purchase Onyx shares at the market price on your start date. The options will be issued pursuant to the Company's standard Option Agreement. These options will be exercisable in installments based upon your continued employment as follows: 25% after the first twelve months, 1/48th per month thereafter, for a total of a four-year vesting period.

BENEFITS: You will be eligible to participate in the Company's group insurance and benefits plan shown below:

         1. A choice of medical coverage provided by either Aetna US Healthcare or Kaiser Permanente; dental and orthodontic coverage provided by Delta Dental;
         2.   Life insurance equal to two times your annual salary;
         3.   Short-term and long-term disability;
         4.   Vision plan;
         5. Flex-125 Cafeteria Plan including premiums, and medical expense and dependent care reimbursement;

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Leonard E. Post, Ph.D.
July 28, 2000
Page 2

         6.   Employee Stock Purchase Plan;
         7.   The Onyx 401k Plan through Great-West Life;
         8.   The tuition reimbursement program; and
         9.   Membership in the Patelco Credit Union.

You may also choose to have additional Voluntary Term Life for you and your eligible dependents deducted directly from your paycheck. You will accrue four weeks (160 hours) of vacation per year. Up to ten paid sick days (eighty hours) may be taken per year in the event of injury or illness, and there will be ten
(10) Company-designated, paid holidays per calendar year.

RELOCATION: Onyx will reimburse you for actual and reasonable expenses involved in your relocation to the San Francisco Bay Area, including costs associated with:

         -     House hunting in the Bay Area;
         -     Closing the sale of your primary residence in Ann Arbor;
         - Movement of household goods as well as your family's travel to the Bay Area; and
         -     The transaction to purchase a home in the Bay Area.

In addition, Onyx will provide a one-time payment of $65,000 to cover trips to Ann Arbor for the purpose of visiting your family during your separation from them, and temporary living expenses during this period. We hope that you will be available to start work immediately with the understanding that you will be on site full time on or about September 5th.

This offer is contingent upon your signing our Proprietary Information Agreement and providing legally required evidence of your right to work in the United States. We ask that you return one signed copy of the enclosed Proprietary Information Agreement with your signed offer letter and keep the other copy for your records.

Onyx is an "at will" employer. This means that either you or Onyx may terminate your employment at any time, with or without cause. In addition, the employment terms of this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Should a change in control occur and the Company terminates your employment as a result of this change or other downsizing initiative, you will receive severance in the amount of six (6) months base salary. Change of control is defined as a transaction under which the existing shareholders of Onyx just prior to the transaction hold to aggregate less than 50 percent of the voting stock of the entity resulting from the transaction, whether by purchase, merger, reorganization or sale of securities.

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Leonard E. Post, Ph.D.
July 28, 2000
Page 3


I hope that you will be in a position to accept the terms of this employment offer by July 31, 2000, the offer expiration date.

I am really excited about your joining our team. Should you have any questions regarding the provisions of employment, please do not hesitate to contact me or Mary Ann Rafferty, Vice President, Organizational Development.

Sincerely,

/s/ Hollings C. Renton


Hollings C. Renton
President and Chief Executive Officer

cc:  Mary Ann Rafferty

Enclosures



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I accept Onyx Pharmaceuticals' offer of employment on the terms stated above.

   /s/ LEONARD E. POST                                      July 28, 2000
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Accepted (signature)                                            Date

Start Date    July 28, 2000     (if unsure, please estimate).
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